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                                                                    EXHIBIT 99.1

           GARTNER COMPLETES CONVERSION OF NOTES INTO COMMON STOCK

STAMFORD, Conn. -- October 9, 2003 -- Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, said today that it has completed the previously announced conversion into common stock of the $300 million original face amount of 6% convertible subordinated notes held by Silver Lake Partners ("SLP") and other noteholders.

The notes were converted into approximately 49.4 million shares of Gartner Class A common stock. The conversion completely eliminates Gartner's debt and will have no negative effect on reported diluted earnings per share, as the shares issued already had been factored into the Company's fully diluted EPS calculations.

"The conversion of the notes leaves Gartner with a significantly stronger balance sheet and greater financial flexibility," stated Michael D. Fleisher, Gartner's Chairman and Chief Executive Officer. "Our ability to support our strategic objectives will benefit from the fact that we now have zero debt and a strong cash position of $167 million as of June 2003."

ABOUT GARTNER:

Gartner, Inc. is a research and advisory firm that helps more than 10,000 clients leverage technology to achieve business success. Gartner's businesses are Research, Consulting, Measurement, Events and Executive Programs. Founded in 1979, Gartner is headquartered in Stamford, Conn., and has more than 3,800 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. Revenue for calendar year 2002 totaled $888 million. For more information, visit www.gartner.com.

INVESTOR CONTACT:

Heather McConnell
Vice President, Investor Relations
+1 203 316 6768
heather.mcconnell@gartner.com
www.gartner.com/investors

MEDIA CONTACT:

Allison Haines
Manger, Public Relations
+ 1 203 316 6216
allison.haines@gartner.com
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SAFE HARBOR STATEMENT:

This press release contains statements regarding the conversion of the notes held by SLP and others and the future financial condition of Gartner as a result of the conversion of the notes. These statements and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results or events may differ materially from those expressed or implied thereby. Factors that could cause actual results or events to differ materially from the forward-looking statements set forth herein include, but are not limited to: legal and other considerations; and Gartner's ability to capitalize on the reduction of its outstanding debt. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances. Other risks may be found in Gartner's reports filed from time to time with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three-month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov.